Exhibit 10.11

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT

HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “****”.

AN UNREDACTED VERSION OF THIS

DOCUMENT HAS ALSO BEEN PROVIDED TO THE

SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 24, 2014 (the “Effective Date”), is by and between AUDIO VISUAL SERVICES GROUP, INC., a Delaware corporation having an office at 111 West Ocean Boulevard, Suite 1100, Long Beach, California 90802 (“Employer”), and SKYLAR CUNNINGHAM (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee and Employer entered into an Employment Agreement dated as of October 1, 2000; and

WHEREAS, the Employment Agreement dated as of October 1, 2000, was amended and restated pursuant to an Amended and Restated Employment Agreement dated as of March 1, 2009, by and between Employer and Employee; and

WHEREAS, Employer’s primary business operation is headquartered in Illinois and Employer performs substantial services in Illinois; and

WHEREAS, Employer and Employee each desire to amend certain terms of the Amended and Restated Employment Agreement dated as of March 1, 2009; and

WHEREAS, Employer desires to continue to employ or retain, as the case may be, Employee as an employee and Employee desires to continue to provide services to Employer in connection with Employer’s business; and

WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Employee’s employment, including but not limited to the circumstances under which Employee may receive enhanced benefits in the event of termination without cause, and Employer may protect its business and customer relationships from Employee in the event of his/her separation from employment with Employer.

NOW, THEREFORE, in consideration of the agreements and covenants herein set forth and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	EMPLOYMENT

Employer hereby employs Employee in such position and with such duties and responsibilities as described in the attached Exhibit “A”, as may be amended from time to time by Employer. Employee hereby accepts such employment and agrees to render such duties and responsibilities as an employee of Employer, subject to the terms and conditions contained in this Agreement, Employer’s employment handbook and any other employment policies and practices maintained by Employer. Further, Employee shall use best efforts to maintain and enhance the business and reputation of Employer, including, without limitation:

(a) Devoting all of Employee’s working time, knowledge, skill, attention, and energy, to fully perform and carry out his/her duties and responsibilities on an exclusive basis for Employer.

(b) Serving and furthering the interests of Employer in every lawful way; and

(c) Following Employer’s policies and directives, and any modifications thereof.

2.	COMPENSATION

In consideration of Employee’s full performance of the duties and responsibilities hereunder and for the covenants contained herein, including, without limitation, the non-compete, non-solicitation and non-disclosure covenants hereinafter described, Employer agrees to pay Employee and Employee agrees to accept: (i) the salary and any other bonus, commission or incentive pay as described in the attached Exhibit “B”, provided, however, that the parties each agree that the salary contained in Exhibit “B” may change from time to time based upon the criteria set forth in such Exhibit as well as other policies and practices of Employer; and (ii) the employee benefits described in Exhibit “B” and/or offered from time to time by Employer to employees in positions similar to that of Employee, which benefits may be terminated and or amended by Employer at any time without notice. Employee acknowledges that he/she would not be eligible for such benefits absent his/her agreement to the covenants herein.

3.	AT-WILL STATUS

Notwithstanding anything to the contrary contained herein and, subject to Employer’s obligations contained herein, Employee shall be employed by Employer as an “at-will” employee and as such, Employee may resign his/her employment at any time for any reason or no reason, and Employer may terminate Employee’s employment at any time for any reason or no reason.

4.	CONFIDENTIALITY; INVENTIONS; PRODUCT DEVELOPMENT, ETC.

(a) Employee agrees and covenants that at any time during his/her employment by PSAV Holdings LLC, a Delaware limited liability company, or one of its subsidiaries (all of which shall be referred to as the “Company Group”) or thereafter, Employee (without first obtaining the written permission of the President of Employer): (i) will not divulge to any person or entity, nor use (individually or in connection with any business) any “Confidential Information” (as hereinafter defined); and (ii) will not divulge to any person or entity, nor use

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(individually or in connection with any business) any “Trade Secrets” (as hereinafter defined) to which Employee may have had access or which had been revealed to Employee during the course of Employee’s employment with the Company Group.

(b) Employee hereby grants to the Company Group or its successor or nominee all rights of every kind whatsoever, exclusively and perpetually, in and to all services performed, products created and product ideas conceived by Employee for the Company Group or its nominee, and hereby agrees, upon the Company Group’s request therefor, to assign and transfer to the Company Group or its nominee, any and all inventions, Trade Secrets, product ideas, improvements, processes, Confidential Information and “know how” relating to the business or products of the Company Group, including any thereof which Employee may learn, possess or acquire during Employee’s employment by the Company Group, and agrees that all such things and such knowledge are, and will be, the sole and exclusive property of the Company Group or its nominee, and are known or held by Employee only for the benefit of the Company Group or its nominee.

(c) As used in this Agreement, the term “Confidential Information” shall mean and include all information and data, oral, written or otherwise, concerning the Company Group’s operations, financial condition, products, pricing, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks and copyrights), electronic data and information contained on Employer’s (or its affiliated companies) intranet websites, pass codes, customer agreements and contracts, special requirements of customers and other proprietary information which may be communicated to Employee or to which Employee may have access in the course of Employee’s employment by the Company Group. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which: (i) at the time of the disclosure is a part of the public domain through no act or omission by Employee; and (ii) information a court of law or other administrative agency by subpoena or other mandate determines is not subject to protection pursuant to applicable rules of civil procedure, provided, however, that Employee first gives the Company Group notice of his receipt of such subpoena or other order and Employee gives the Company Group reasonable time to seek a protective order opposing such disclosure.

(d) As used in this Agreement, the term “Trade Secrets” shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(e) Nothing in this Section 4 shall limit any protection, definition or remedy provided to the Company Group under any law, statute or legal principle relating to Confidential Information or Trade Secrets.

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(f) Employee agrees that at the time of leaving the employ of the Company Group, Employee will deliver and return to the Company Group all Confidential Information and Trade Secrets (including all copies thereof) and Employee agrees that he will not keep or deliver to anyone else any and all notes, notebooks, drawings, memoranda, documents, and in general, any and all material and information relating to the business of the Company Group or relating to any employee, officer, director, agent or representative of the Company Group including, without limitation, the Confidential Information and Trade Secrets.

(g) The provisions contained in this Section 4 shall survive termination of this Agreement, as provided herein.

5.	NONCOMPETITION; NONSOLICITATION

(a) Employee hereby agrees and covenants that commencing as of the date hereof and for a period ending twenty-four (24) months following the termination of Employee’s employment with the Company Group (the “Limited Period”), Employee will not directly or indirectly (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) engage in any business, enterprise or operation, including, but not limited to, any enterprise listed on Exhibit “C” attached to this Agreement that provides, produces, develops or markets a service or product that is competitive with any business, enterprise or operation of the type performed by the Company Group prior to the date of termination of Employee’s employment or that the Company Group is actively considering entering into prior to the date of termination of Employee’s employment. Ownership of not more than 1% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 5(a).

(b) Employee agrees and covenants that for the Limited Period, Employee will not (without first obtaining the written permission of the President of Employer), directly or indirectly, solicit any business of any type conducted by the Company Group, during the period of Employee’s employment with the Company Group, from any person or entity which was a client or customer of the Company Group where Employee worked and/or for a client or customer for which Employee was responsible for, directly or indirectly, in terms of management and supervision activities, or in the case of prospective customers and clients of the Company Group, with whom Employee (or employees under Employee’s supervision) solicited business and/or submitted proposals, during the period commencing two (2) years prior to the date of the termination of Employee’s employment.

(c) Employee agrees and covenants that for the Limited Period, Employee will not (without first obtaining the written permission of President of Employer) directly or indirectly, recruit and/or solicit for employment or otherwise, or induce or seek to cause any person to terminate his or her employment or other engagement with the Company Group to work on behalf of a client or customer of the Company Group and/or any prospective client or customer of the Company Group or hire any person who was employed by the Company Group within twelve (12) months prior to such proposed hiring.

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(d) The provisions contained in this Section 5 shall survive termination of this Agreement, as provided herein. The agreements and covenants contained in this Section 5 are essential to protect the Company Group and the goodwill of the business of the Company Group, and are a condition precedent to the Employer entering into this Agreement and paying the Separation Payments described in Section 6(c)(i) below.

6.	TERMINATION

(a) For Cause.

(i) In the event that Employer discharges Employee and terminates this Agreement for Cause (as hereinafter defined), Employee’s compensation and benefits described in Section 2 herein and Exhibit “B” shall terminate immediately upon such discharge (subject to applicable law such as COBRA), and Employer shall have no further obligation to Employee except the payment to and reimbursement to Employee, on the first payroll date following the date of termination, for any monies due to Employee, which right to payment or reimbursement accrued prior to such discharge.

(ii) For purposes of this Agreement, “Cause” shall mean: (1) Employee repeatedly fails to substantially perform his/her duties hereunder with reasonable diligence, other than by reason of incapacity, or violates any material covenant contained herein, (2) Employee engages in an act of fraud, theft or embezzlement in connection with his employment hereunder, (3) Employee engages in a material act or omission involving misconduct or gross negligence in the performance of Employee’s duties, (4) Employee engages in a material act of dishonesty, (5) Employee unreasonably refuses to carry out the lawful instruction of Employer commensurate with Employee’s duties to be performed hereunder or (6) Employee shall be convicted of a felony involving moral turpitude (which shall include any felony relating to drugs) or shall plead nolo contendre (or make an equivalent plea) in response to, any governmental indictment, complaint or other formal allegation.

(b) Death; Disability; Resignation. This Agreement shall terminate immediately upon the earliest to occur of (i) the death of Employee, (ii) Employee’s termination due to disability (as defined in the long term disability plan then applicable to Employee) and (iii) Employee’s resignation for any reason or no reason, and, in any such case, Employer shall have no further obligation to Employee except the payment to and reimbursement to Employee, on the first payroll date following the date of termination, for any monies due to Employee which right to payment or reimbursement accrued prior to such discharge.

(c) Termination without Cause.

(i) Notwithstanding Section 3 of this Agreement, and subject to Employee’s compliance with Section 6(c)(ii), below, if Employee is discharged and this Agreement is terminated without Cause by Employer, Employer shall pay to Employee, within sixty (60) days of such termination, a single lump sum payment (“Separation Payment”) equal to one and a half (1.5) times the sum of Employee’s base salary plus target bonus (in effect as of Employee’s last day of employment with Employer); provided, however, that if such sixty- (60-) day payment period spans two (2) taxable years, then the Separation Payment shall be made on the first

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business day in the second taxable year. In addition, Employer shall provide payment to and reimbursement to Employee, on the first payroll date following the date of termination, for any monies due to Employee which right to payment or reimbursement accrued prior to such discharge. Employee and Employer each agree and acknowledge that the Separation Payment supersedes and replaces any other benefit program established by Employer and applicable to Employee, if any, and that the Separation Payment represents a greater amount of post-termination pay which Employee would have otherwise been eligible to receive under Employer’s existing severance and/or reduction in pay programs, if any. As such, Employee acknowledges that the Separation Payment constitutes a valuable, bargained for exchange which provides a substantial benefit to Employee and thus constitutes additional independent consideration for the covenants contained in this Agreement, including, without limitation, the covenants described in Section 5 of this Agreement.

(ii) Employee’s right to the Separation Payment shall be subject to his/her execution and delivery to Employer of a waiver and release of claims substantially in the form attached hereto as Exhibit “D,” as may be updated by Employer to reflect changes in applicable law (the “Release”), within twenty-one (21) days (or, in the case of a reduction in force, forty-five (45) days) following the date of his/her termination (the “Release Period”) and such Release not being revoked during the seven (7) days following such delivery. For the avoidance of doubt, if Employee either (A) fails to execute and deliver the Release to the Company within the Release Period or (B) executes and subsequently revokes the Release, no Separation Payment shall be made to Employee.

(d) Special Tax Provisions Upon a Change of Control. To the extent that Employee agrees to waive the rights to receive the Separation Payment, the Employer agrees to solicit a vote of all eligible shareholders of Employer and seek approval of such shareholders of the Separation Payment in accordance with Section 1.280G-l of the Treasury Regulations.

If Employee fails to waive the rights to receive the Separation Payment, the following provision shall apply: Anything in this Agreement to the contrary notwithstanding, in the event that the Employer (or its successor) determines, based upon the advice of counsel or the independent public accountants for the Employer, that any payment or distribution from the Employer, any affiliate, or trusts established by the Employer or by any affiliate to or’ for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, and with a “payment” including, without limitation, the vesting of an option, profits interest or other non-cash benefit or property) (a “Payment”) would be nondeductible by the Employer for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. For purposes of this paragraph, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible because of said Section 280G of the Code. Present value, for purposes of the calculations under this paragraph, shall be determined in accordance with Section 280G(d)(4) of the Code. Notwithstanding anything in this Section to the contrary, to the extent the Separation Payment is reduced in accordance with the provisions of this section, Employee shall elect which and how much of the Agreement Payments shall be reduced consistent with such calculations, provided, however, that payments and benefits that do not constitute “deferred compensation” within the meaning of Section 409A of the Code shall be reduced first.

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7.	VIOLATION OF OTHER AGREEMENTS

Employee represents and warrants to Employer: that he/she is legally able to enter into this Agreement and accept/continue employment with Employer; that Employee is not prohibited by the terms of any agreement, understanding or policy from entering into this Agreement; and the terms hereof will not and do not violate or contravene the terms of any agreement, understanding or policy to which Employee is or may be a party, or by which Employee may be bound. Employee agrees that, as it is a material inducement to Employer that Employee makes the foregoing representations and warranties and that they be true in all respects, Employee shall forever indemnify and hold Employer harmless from and against all liability, costs or expenses (including attorney’s fees and disbursements) on account of the foregoing representations being untrue. Employee acknowledges that before entering into this Agreement, he has had the opportunity to consult with an attorney or other advisor of his choosing, and he is hereby advised to do so if he so desires. Employee further acknowledges that he has entered into this Agreement of his own free will and act, that it is his intention to be legally bound by its terms and that no promises or representations other than the express terms set forth herein have been made to Employee by any person in order to induce Employee to enter into this Agreement.

8.	SPECIFIC PERFORMANCE; DAMAGES

In the event of a breach or threatened breach of the provisions of Sections 4 or 5 hereof, Employee agrees that the injury which would be suffered by Employer would be of a character for which Employer could not be fully compensated solely by recovery of monetary damages. Accordingly, Employee agrees that in the event of a breach or threatened breach of Section 4 or 5 hereof, in addition to, and not in lieu of, any damages sustained by Employer and any other remedies which Employer may pursue hereunder or under any applicable law, Employer shall have the right to immediate equitable relief, including temporary or permanent injunctive relief, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages or posting of any bond or other surety therefor unless required to do so by law, and that Employer may cease to make any Separation Payment. In addition to, and not in limitation of the foregoing, Employee understands and confirms that, in the event of a breach or threatened breach of Section 4 or 5 hereof, Employee may be held liable for monetary damages to Employer for any loss suffered by Employer as a result of such conduct.

9.	NOTICES

Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent by electronic mail or facsimile or by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice or, in the case of Employee, which Employer maintains as Employee’s address, given in accordance with the terms of this Section. Notice given as

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provided in this Section shall be deemed effective: (i) on the date hand delivered or sent by electronic mail or facsimile, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

10.	WAIVERS

No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

11.	PRESERVATION OF INTENT

Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, Employer and Employee agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

12.	ENTIRE AGREEMENT

This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof, and amends and restates the Amended and Restated Employment Agreement dated as of March 1, 2009, and supersedes all other previous oral, written or any other agreements, negotiations, correspondence, commitments and representations between the parties, without limitation, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as related to equity interests governed by the Amended and Restated Limited Liability Company Agreement of PSAV Holdings LLC dated as of January 24, 2014, the PSAV Holdings LLC 2014 Management Incentive Plan and Unit Award Agreement dated as of January 24, 2014, entered into thereunder and other specified similar agreements or arrangements.

13.	ASSIGNMENT

The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon any successor of Employer or to the business of Employer, subject to the provisions hereof. Employer may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with Employer. Neither this Agreement nor any rights or obligations of Employee hereunder shall be transferable or assignable by Employee.

14.	AMENDMENT

This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

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15.	HEADINGS

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

17.	GOVERNING LAW

It is understood by Employee and Employer that Employer conducts business in more than 40 states within the continental United States and that in an effort to obtain uniformity in the manner in which Employer and Employee agree to preserve and grow the business interests of Employer, which benefits the Employer and Employee, the parties hereto desire and agree that all covenants contained herein and laws governing the enforcement thereof are to be interpreted under the laws of the State of Illinois, at which Employer’s primary business operation is headquartered. Therefore, this Agreement and any disputes arising under it will be governed by the laws of the State of Illinois. The parties hereto acknowledge that this Agreement is enforceable in the state and federal courts of the State of Illinois. Employee and Employer hereby waive any pleas of jurisdiction or venue as not being a resident of Cook County, Illinois, and hereby specifically authorize any action brought upon the enforcement of this Agreement to be commenced or filed in Cook County, Illinois.

18.	SECTION 409A

This Agreement is intended to comply with Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Section 409A of the Code and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions). To the extent applicable, if Employee is considered a “specified employee” under Section 409A of the Code and would be entitled to a payment during the six (6) month period beginning on the date Employee’s employment with Employer terminates that is not otherwise excluded under Section 409A of the Code under the exceptions for short-term deferrals, separation pay arrangements, reimbursements, in kind distributions, or an otherwise applicable exemption, the payment will not be made to Employee until the earlier of the six month anniversary of Employee’s date of termination or, if earlier, Employee’s death, Payments to which the Employee otherwise would be entitled during the first six (6) months following the date of termination will be accumulated and paid on the first day of the seventh (7th) month following the date of termination.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EMPLOYEE:

/s/ Skylar Cunningham
Print: Skylar Cunningham

[Signature Page – Amended and Restated Employment Agreement – Cunningham]

EMPLOYER:

AUDIO VISUAL SERVICES GROUP, INC.

By:	/s/ J. Michael McIlwain
Name:	J. Michael McIlwain
Title:	President & CEO

[Signature Page – Amended and Restated Employment Agreement – Cunningham]

EXHIBIT “A”

Employee’s Title:	Chief Operating Officer (COO)

Employee’s Duties:	Commensurate with Employee’s Title and consistent with past practice

A-1

EXHIBIT “B”

Base Salary:	$329,806.00

Target Bonus:	65% of Employee’s then-current base salary. Bonus eligibility and payment shall be subject to the attainment of any applicable performance goals and contingent on employment through the date of payment, and shall otherwise be in accordance with the terms and conditions of any bonus or similar incentive program established by Employer or the Board and applicable to Employee. Bonus payments will be made in the year following the fiscal year to which the Bonus relates and at the same time as bonus payments are made to other senior executives of Employer.

Car Allowance:	$1,000 per month

Employee Benefits:	Shall be consistent with the benefits offered to other Employees of Employer, including paid time off consistent with then-current Employer policy applicable to senior executive employees of Employer.

Except as described in this Exhibit B, Employee shall not be entitled to receive any other amounts from Employer. Any amounts due to Employee shall be contingent upon Employee’s continued employment by Employer and if, for any reason, Employee is not employed by Employer at the time any such amounts are due and paid by Employer to Employee, any and all unpaid amounts shall be forfeited by Employee.

B-1

EXHIBIT “C”

LIST OF DESIGNATED COMPETITORS

****

American Audio Visual Center (AAV)

****

C-1

EXHIBIT “D”

FORM OF WAIVER AND RELEASE OF CLAIMS

Waiver and Release of Claims

This waiver and release of claims (this “Release Agreement”) is entered into by Audio Visual Services Group, Inc., dba PSAV Presentation Services (“AVSG,” and, together with its parents, subsidiaries and affiliated companies, the “Company,” “we” and/or “us”), and                      (“you”).

RECITALS

WHEREAS, you and AVSG acknowledge that your employment with the Company is terminating; and

WHEREAS, in connection with such termination of your employment, the Company is to deliver to you certain separation benefits in consideration of and contingent upon your entering into a waiver and release of claims in favor of the Company in accordance with the terms of that certain amended and restated employment agreement between you and AVSG dated as of January 24, 2014, as may be amended from time to time (the “Employment Agreement”); and

WHEREAS, you and the Company desire to effect such an outcome in accordance with and in consideration of the promises and mutual covenants contained in the Employment Agreement.

NOW, THEREFORE, you and we hereby agree as follows:

1.	RELEASE AND WAIVER. You hereby release the Company and the Releasees (as hereinafter defined) of all actions, causes of action, suits, debts, guaranties, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity (collectively, the “Claims”), which you and your heirs or personal representatives may have, known or unknown, against Company and the Releasees arising out of your employment or termination of employment with Company. For purposes of this Release Agreement, the term “Releasees” shall mean, and benefit, Company and its parents, successors, subsidiaries, divisions and affiliates, and each of their attorneys, agents, present and former officers, directors, employees, shareholders and their affiliates and assigns, as well as other persons, firms or corporations liable or who might be claimed to be liable for the debts or obligations of Company or any other Releasee. The term “affiliates” as used in this Release Agreement shall have the same meaning as set forth under the definition of “affiliates” in Rule 405 promulgated under the Securities Act of 1933, as amended.

2.

RELEASE INCLUDES DISCRIMINATION AND OTHER EMPLOYMENT CLAIMS. You release, relinquish and give up (and agree not to file suit with respect to) all claims, suits and causes of action, known or unknown, which you may have or hold against the Company, including, without limitation, wrongful or unlawful discharge, violations of Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, violations of the Equal Pay Act, Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the common law of the State of Illinois, violations of any state and/or municipality fair employment statutes or laws, any claim of discrimination based upon race, sex, disability or any other protected class designation, and/or any claim for wrongful discharge and/or sexual or other type of harassment or violations of any other law, rule, regulation, or ordinance pertaining to employment wages, hours or any other terms and conditions of employment, and termination of employment, claims under the Employee Retirement Income Security Act of 1974, the Family And Medical Leave Act, and all other federal or state law dealing with payment of compensation or vacation, for all federal, state and common law claims for breach of contract, wrongful discharge, retaliation, defamation, slander, libel, interference with contract, intentional and negligent infliction of emotional distress, misrepresentation, fraud, promissory estoppel, and all other tortious or negligent conduct; and for reinstatement, back pay, attorneys’ fees, costs, front pay, any form of equitable or declaratory relief, liquidated damage, emotional distress, personal injury, punitive damage, costs, pain and suffering, medical expenses, damage to reputation, damages for personal, emotional or economic injury, or damage of any other kind.

3.	Nothing in this Release Agreement is intended to waive or release any rights which you may have relating to (a) unemployment compensation, (b) any employee benefits programs in which you have been a participant, to the extent your rights have accrued thereunder, (c) severance under the terms of Section 6 of your Employment Agreement, (d) indemnification and/or insurance and (e) any outstanding Class A Units or Class B Units in PSAV Holdings LLC held by you as of the date of this Release Agreement. It also does not waive claims or rights that as a matter of law cannot be waived by this Release Agreement, including filing a charge with, testifying, or participating in an investigation conducted by certain government agencies. It does, however, waive any right to monetary recovery if any agency (such as the U.S. Equal Employment Opportunity Commission) pursues any claims on your behalf.

4.	You represent that you have not filed or initiated any claim, complaint, or other administrative proceeding against the Company with any federal, state, or local government agency. You further represent that you are not aware of any injury or disease that may have arisen out of your employment with the Company for which a workers’ compensation claim or proceeding may be filed by or for you after signing this Release Agreement.

5.

You agree that (a) you will not engage in any conduct or make any statements which are critical of the Company or any other Releasee, (b) you will not disclose any information about the Company or any other Releasee, which information is confidential or which could be considered as private or sensitive in nature as more particularly described below as “confidential information,” (c) you will fully cooperate and assist us in the transfer of your responsibilities to the individual(s) designated to assume those responsibilities and (d) you will cooperate fully and assist us, to the best of your abilities, in connection with any pending or subsequent legal matters or proceedings involving, directly or indirectly, your role or actions as an employee of the Company. For purposes of this Release Agreement, “confidential information” shall mean this Release Agreement, all plans (business, marketing, development, creative or other including sales and marketing plans and objectives), strategic information, research and development, sales plans and related materials, information received under confidential conditions, personnel information, manuals, policies and practices, financial projections, technical information, customer lists, vendors lists, employee lists, market studies, calculations, data processing methods and systems, trademarks, copyrights, patents, designs, writings, specifications, flow charts, products, devices, process, pricing information, marketing information, financial information, machines, equipment, technology, formulas, trade secrets and research which exist, with respect to, incidental to, and/or relating to the activities of the Company, and all records, notes, drawings, tapes, outlines, drafts, plans, memoranda, financial statements and other documents or models in connection therewith. You shall hold such confidential information in strict confidence and shall not (i) disclose the confidential information to any person or entity, (ii) use it in any way or permit others to use it in any way, commercially or otherwise, and/or (iii) allow any person access to it without our prior written consent.

6.	You understand and agree that the making of the promises set forth in this Release Agreement does not mean that Company has violated any federal or state law or regulation, or violated any other obligation that it may have to you. Rather, we are making these promises solely in exchange for your promises to us.

7.	You acknowledge that the promises that are being made by Company are in exchange for all of the promises being made by you and, if you fail to keep any of those promises, we may take whatever legal action we choose to enforce those promises and/or to recover from you the amount of any damage we may suffer because of your failure to keep those promises.

8.	You also agree that if you fail to honor any of the promises made by you in this Release Agreement, you will reimburse Company, and/or any company related to or affiliated with Company, and/or any individual related to Company, for any amount of money any of them are required to pay as a result of your failure to honor your promise.

9.	Each of us acknowledges and agrees that all of the terms of this Release Agreement are important and are to be kept confidential. We also agree that this document contains all of the promises and obligations, which are being exchanged, and none of these things can be changed unless we both agree to the change and put that change in writing. You also agree that this Release Agreement, and the promises set forth herein are the only obligations between us, and any other oral or written agreements between us or representations made by Company, are terminated in all respects, and neither of us shall have any obligation to the other except as specifically set forth in this Release Agreement.

10.	If either of us gets involved in a dispute concerning this Release Agreement, that dispute will be resolved by applying the laws of the State of Illinois. If any paragraph or provision of this Release Agreement is found by a court to be invalid in whole or in part, then the remaining paragraphs and provisions shall not be affected, but shall remain binding and in full force and effect.

11.	You represent and warrant that you have returned to the Company all documents and information including, but not limited to, the confidential information described above, keys, parking passes, cards and all other items and materials of value belonging to the Company.

12.	This is an important legal document. You are advised to consult an attorney before signing. You have [twenty-one (21) / forty-five (45)] days to consider this Release Agreement, and, if you decide to sign this Release Agreement, you must do so before the close of regular business hours on the [twenty-second (22nd) / forty-sixth (46th)] day following the date indicated on the heading of the letter containing this Release Agreement. You must also date this Release Agreement when you sign it, and then return this Release Agreement to , by that deadline. If you fail to do any of these things by that deadline, this Release Agreement will be ineffective and none of us will have any obligation to do any of the things provided for in this Release Agreement. If you do all of these things by that deadline, you will then have seven (7) additional days after doing so in which to change your mind and revoke this Release Agreement. This Release Agreement shall not take effect, and neither of us will have any obligation to do any of the things provided for in this Release Agreement until these seven (7) days have passed. To revoke this Release Agreement, you must state that intention in writing and deliver that writing to before the close of regular business hours on the seventh day following the date that you sign this Release Agreement. If you revoke this Release Agreement, it will be ineffective and neither of us will have any obligation to do any of the things provided for herein.

13.	Your Amended and Restated Employment Agreement with the Company, dated January 24, 2014, is hereby terminated except for those provisions that expressly or impliedly survive termination, including, without limitation, Sections 4, 5, 6, 8 and 18, all of which shall remain in full force and effect.

If you agree with the terms and conditions set forth above, please indicate your acknowledgment and acceptance by signing and dating this Release Agreement where indicated below, and return the fully executed Release Agreement to                      no later than [twenty-two (22) / forty-six (46)] days following the date you receive this Release Agreement. This return date shall not be extended under any circumstances.

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Should you wish to discuss this Release Agreement with the Company, please give                      a call at your convenience.

Sincerely,

AUDIO VISUAL SERVICES GROUP, INC. dba

PSAV Presentation Services

Employee:

Acknowledged, Agreed and Accepted:
Date:

Company:

Acknowledged, Agreed and Accepted:

By:
Name:
Title:
Date:

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